Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call Event Date/Time: Mar. 01. 2006 / 11:00AM ET

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Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

CORPORATE PARTICIPANTS

Leslie Loyet

Strategic Hotel Capital, Inc. - Financial Relations Board

Laurence Geller

Strategic Hotel Capital, Inc. - President and CEO

Richard Moreau

Strategic Hotel Capital, Inc. - EVP Asset Management

Jim Mead

Strategic Hotel Capital, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Jeff Donnelly

Wachovia Securities - Analyst

Will Marks

JMP Securities - Analyst

Asad Kazim

RREEF - Analyst

Jay Hatfield

SAC Capital - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Strategic Hotel Capital's fourth quarter earnings conference call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time for you to queue up for questions. I would like to remind you that this conference is being recorded. I would now like to turn the conference over to Leslie Loyet of the Financial Relations Board. Please go ahead.

Leslie Loyet - Strategic Hotel Capital, Inc. - Financial Relations Board

Thank you. Welcome, everyone, to Strategic Hotel Capital's fourth quarter 2005 conference call. The press release and supplemental financials were distributed earlier. If anyone online has not received a copy of these documents, they are available on the Company's website at www.strategichotels.com in the Investor Relations section. Additionally, we're hosting a live webcast of today's call which you can access in the same section. Following this live call, an audio webcast will be available for one month.

Before we get underway, I'd like to quickly state that this conference call will contain forward-looking statements under the Federal Securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the Company operates, as well as the management's beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice in the Company's SEC filings. In the release and supplemental data, the Company has reconciled all non-GAAP financial measures to those directly comparable GAAP measures in accordance with Reg. G requirements.

And now, having said that, I would like to welcome management. With us today is Laurence Geller, President and Chief Executive Officer, Richard Moreau, Executive Vice President Asset Management, and Jim Mead, Chief Financial Officer. At this time, I'd like to turn the call over to Laurence for his opening remarks.

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

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FINAL TRANSCRIPT

Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

Thank you, Leslie, and welcome, everybody, to our 2005 year-end report. 2005 was an exceptional year for us from both an operating and strategic positioning standpoint. We set out, early in the year, to achieve a number of goals during our first full year as a public company and I believe we achieved most, if not all, of them. First, our improvement in top and bottom lines reflects the strength of our portfolio, limited supply growth in our markets and overall improving demand.

Richard Moreau will speak to you, this morning, about the composition of our operating results. But overall, we had same-store RevPAR growth of 9.9% for the year, of which approximately 60% of that increase was the result of growth in average daily rates. Additionally, we had an increase in EBITDA margins, 92 basis points, and again, the composition of which Richard will discuss with you in a couple of minutes.

More importantly, since non-rooms revenue comprised 46% of our total revenues, we achieved same-store total RevPAR growth of 9.8%, showing the effectiveness of our programs to develop and grow other sources of income from the opening of new restaurants and expansion of our banqueting business, to the increasing appeal of our spa business at all of our properties. As you saw in our press release, last year's results exceeded our guidance estimates for both EBITDA and FFO per share.

We've been disciplined in acquiring hotels that are in strengthening markets, have the fundamental value and underpinnings of great real estate, and that have opportunities for us to utilize our value-added systems and our approach to creative capital expenditures. During 2005, we closed on three hotel acquisitions, totaling $457 million. These were the InterContinental Chicago Michigan Avenue, the Fairmont Chicago at the foot of Millennium Park, and the InterContinental in Miami, the leading downtown Miami meetings hotel located on Biscayne Bay. We also contracted to buy a managing interest in the famous and iconic Hotel del Coronado. That is a 28-acre fee simple property on the ocean in San Diego.

We also contracted to acquire the Four Seasons, Washington, D.C., a hotel that represents the very top of the D.C. market. This hotel is an excellent fit with our strategy at all levels, as not only does it give us a significant presence in this nation's capital, which is a market with significant barriers to entry, but it has a great top-of-the-market brand that is already one of our preferred operators and our partners. This property has significant opportunities for upgrading and to dramatically increase the public areas to be commensurate with the major rooms renovation which was completed at the very end of 2005. The hotel also comes with unused FAR, which we intend to maximize in short order with substantial incremental revenue-producing opportunities.

There's one interesting fact which I need to point out, which is the unusually high delta, not only between all high-end hotels in the D.C. area and those in New York as far as room rate is concerned, but particularly between this hotel and the Four Seasons property in Manhattan. Thus, based on our research, our knowledge of the Four Season customers demographics, their propensity to consume and pay for high-end facilities and service, coupled with our experience, make excellent working relationship with Four Seasons. We see the opportunity, not only to immediately work with Four Seasons on room rate and revenue enhancement strategies and management, but also as we improve the public areas of the property, to make this hotel a true sister hotel to that of the New York Four Seasons.

Each of the hotels we purchased in 2005 is exceeding our underwritten assumptions, is accretive, and has increased the average rate and EBITDA in our portfolio. In fact, when we include our 2005 acquisitions in our growth statistics, RevPAR for the year increased at a 12.5% rate and total RevPAR increased at an 11.4% rate, versus our same-store statistics of 9.9% and 9.8% for RevPAR and total RevPAR.

Last year, we disposed of two hotels that no longer provided the opportunity to generate upside through our asset management skills, and we generated approximately $80 million that was used to retire debt and create capacity for additional growth. We initiated multi-year internal investment projects to carry the company's growth into the future reducing our dependency on external acquisitions.

Our balance sheet is healthy and we have low-cost capacity to make incremental investments if they meet our strategic growth criteria. And most importantly, I believe, to our shareholders, we provided a 31% total return, which was amongst the highest total returns of all public REITs. This January, we executed a very successful offering, and were able to facilitate the complete sale of Prudential and Whitehall stock, thereby eliminating any overhang. And at the same time, we made it possible for the holders of our operating units to convert their interest into regular stock ownership, giving them liquidity and increasing the amount of stock available to the market.

We continue to be very optimistic about both the limited supply and the strengthening demand characteristic in our market segments, as well as the general economic trends that are driving our growth. As a result, we believe that our portfolio profitability will continue to grow. We also believe that the window for new acquisitions of hotels is still open, but we won't make the mistake of focusing only on cyclical growth as an objective. Our disciplined research-oriented approach means that each of our new acquisitions must have the elements we believe are essential for long-term value enhancement and retention, a strong real estate underpinning, and ability to increment long-term growth through our asset management intensive processes and the ability to creatively invest capital to generate additional and incremental returns.

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Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

I'd like to turn the call over to Richard Moreau, our Executive Vice President, head of our Global Asset Management Team, to review our operating trends and the progress on various capital projects. And then, following Richard, Jim will give you more information about our results. Richard?

Richard Moreau - Strategic Hotel Capital, Inc. - EVP Asset Management

Thank you, Laurence, and good morning. Through the year, we've seen strong, growing demand in all of our customer segments. In particular, we've not only seen demand grow in peak periods for meetings and leisure travel, but also in periods that are traditionally seasonal where demand is weak. For example, our major group-based hotels in Chicago, Miami, and California have all shown substantial increases in group bookings through 2005 which has continued into 2006.

Our Chicago Fairmont and InterContinental hotels were effectively full through the peak second and third quarter and had good pickup in the more typically weak fourth quarter. We've now seen very positive signs for the first quarter of 2006, which is the quarter in Chicago that can make the most substantial increases in annual performance. In addition, definite 2006 bookings at our Chicago properties are up about 14% over the last year.

Among the attractive features of our Miami InterContinental was the ballroom renovation that was brought back into service just as we purchased the property. The timing couldn't have been better. We were able to use the new ballroom in combination with our program to reposition the property as the premier downtown meetings hotel in Miami. We had a 20% total RevPAR growth at this property, last year, and definite bookings are up almost 20%, this year.

The job market combined with the demand for meetings business in California has been a tremendous source of growth for us. For example, we had total RevPAR growth at our Hilton Burbank Airport Hotel of 23%. The Loews Santa Monica Beach Hotel, which has a perfect blend of leisure and corporate business, and the Hyatt Regency La Jolla each had double-digit total RevPAR growth. On the strictly leisure side, our Four Seasons Punta Mita demonstrated the ability to obviate a seasonal low period. We had a 14% increase in occupancy in our usually slow third quarter, which is generating total RevPAR growth of 16% for the year.

Our weakest performer, last year, was the Hyatt Regency Phoenix, located across the street from the Phoenix Civic Center, which has been under construction since November of 2004. Phase One of the new center is scheduled for completion, July 1, 2006, and includes 180,000 square feet of new meeting space. We have not yet seen a pickup in short-term bookings. Nevertheless, we have owned this hotel through its worst times and I believe it has some terrific upside potential as we approach the end of the year and into next year, particularly because of its proximity to the Center. Once completed, the Hyatt's location will be closer to the Center than any other hotel, either now or in the future.

As Laurence noted, we've had a great deal of success in increasing total RevPAR. In part, our non-rooms revenues are a function of occupancy, and we had an increase of 4% in occupancy in our same-store portfolio during the year. However, we also had a number of increments to our non-rooms revenue as a result of our programs. For example, we were able to generate about $400,000 in new revenue from our wine-tasting room that opened in August of 2005 at the Ritz-Carlton Half Moon Bay. We increased revenue by $400,000 at Loews Santa Monica with the re-concepting and renovation of our Ocean & Vine restaurant.

The opening of the ballroom and focus on group bookings produced $800,000 in additional catering revenue at our InterContinental Miami Hotel. And our new pools, cabanas and champagne and caviar bar at Punta Mita were opened at the end of 2005 where we saw incremental growth in food and beverage in the fourth quarter of 2005 and in the first quarter of this year. We continue to add new programs to create non-rooms growth. However, I will tell you that in a market that is producing such dramatic ADR increases, it will be difficult to maintain the same rate of growth in non-rooms business, particularly as demand increases in a supply-constrained environment.

Our EBITDA margins improved 92 basis points through the year. This is approximately the number we forecasted at the beginning of the year. However, we believe that this could've been stronger and we believe that this is a year it will be even stronger. In part, the reason for our results was the 40% of our increase in RevPAR was from occupancy. In general, occupancy-related growth has a relatively lower flow-through than ADR growth.

In addition, there were several unusual events that occurred during the year. We had approximately $600,000 in costs to repair our golf course at the Marriott Rancho Las Palmas after unusually heavy rain caused severe flooding. Four Seasons charged all of its owners for a one-time pension fund adjustment as they transferred from a defined benefits plan to a defined contribution plan. This cost us $660,000 at our Four Seasons Punta

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Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

Mita and Mexico City properties. And this was the first year of unionization at the Loews Santa Monica Hotel. Our estimate that this first-year increase costs $1 million over the previous year. Collectively, the Rancho golf course repairs, the Four Seasons pension charge, and the unionization at Loews cost us over 80 basis points in EBITDA margin.

I'd like to focus for a moment on our internal investment projects. We have a number of projects in various stages of planning. Let me just give you a sense of the construction activity that is underway or will begin in earnest, this year. We are under construction on our 78 condominium hotel units on the north beach of the Hotel del Coronado. This is a $57 million project that will be completed and sold through the second quarter of next year. In addition, we are investing $15 million in the expansion of a health club and fitness center. Our estimated completion is toward the end of this year with sales of memberships beginning concurrently with its completion.

Last December, we completed a $5.4 million project at our Four Seasons Punta Mita to build five beachfront suites, pools, cabanas, and a sushi and champagne bar. The five suites are renting as a package for approximately $11,000 per night and are achieving 90% occupancy through mid April. This year, we intend to construct 24 additional rooms, 5 more beachfront suites, a beachfront restaurant, and expand the fitness center for approximately $10 million, which should be completed by yearend.

Our Four Seasons Residence Club program is underway and the first ten units will be delivered in December of this year. We are 31% partners in this five-year fractional program and anticipate up to 38 residences will be delivered upon completion. We have taken full refundable deposits on approximately 100 fractions and are initially pricing one-twelfth fractional interests at approximately $195,000. Our share of expected profits are estimated at $6 million over the five-year period.

We'll complete a $5.4 million room upgrade at the Four Season Mexico City in the first quarter. We believe this has provided a lift in rate and will reestablish this property as the premier hotel in its market. We've just completed a $1.7 million project to expand our food and beverage operations and launch our fire and wine concepts at Ritz-Carlton Half Moon Bay. We are in documentation to condominium-ize up to eight floors of the Fairmont Chicago Hotel. Although the city's timing has some uncertainties, I think we'll be in a position to take our fractional and condo-hotel product to market by mid-year.

As many of you know, this is an experiment for us. We have little capital at risk for this program. So while we believe it can be successful, we have taken a very measured risk. In addition, we have a $4 million capital plan to build Fairmont Gold Lounge and a new fitness center. These projects should be completed and generating incremental income by the end of the year. In addition, we'll be doing some soft-goods enhancements in all of the bedrooms this year, and expect appropriate benefits from that work.

We continue to move forward in our planning of the InterContinental Chicago project. At this point, we are focusing on two options. The first is the construction of a new residential and hotel tower, and the second an expansion of the retail space. We continue to work on economic viability of both and will likely come to the conclusion on direction during the third quarter. We are developing a master plan for the parking deck attached to the fifth floor of our InterContinental Miami hotel. The current concept is for the additional ballroom and meeting space, a spa, and pool deck, in addition to a new restaurant. There is also the possibility for an incremental residential component similar to the condo hotel trial being implemented at the Fairmont Chicago. Lastly, we have teams working on entitlement of land adjacent to our Loews Santa Monica for residential use and for the conversion of our Rancho Las Palmas into residential and related uses.

Thank you, and I'll turn the call over to Jim.

Jim Mead - Strategic Hotel Capital, Inc. - CFO

Thanks, Richard. Let me start with a brief update on New Orleans. We continue to work through the process of finalizing the scope of reconstruction of our property and are in discussions with our insurers with the aim of ultimately arriving at a reconstruction timetable and insurance reimbursement for the property. We continue to be confident that insurance proceeds will be sufficient to cover the reconstruction of the hotel and business interruption, subject of course, to our deductibles. As many of you know, in the best of circumstances, a process such as this is not easy.

In this instance, it's been complicated by an overwhelmed city government, difficult working conditions at the hotel, and a city which is still struggling with the basic infrastructure problems and insufficiencies. We nevertheless believe that most of our issues will be resolved in time to begin reconstruction later this year, and to have the hotel back in service by the end of 2007. We've also been working with the various local, state, and federal government agencies to develop an overall plan for a Hyatt Superdome district redevelopment and rejuvenation. It is our belief

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Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

that this plan will contribute to the longer-term value of the property and create a far improved foundation for the future success of the hotel. We'll keep you updated on this process as it continues.

We reported our results at the close of the market, yesterday. In order to provide a more comparable set of figures, we also reported numbers that excluded things like writeoffs of deferred financing costs and gains on sales of assets. Our comparable fourth quarter EBITDA was $27.4 million, a growth of 36% from our fourth quarter 2004. In addition, our quarterly FFO was $0.33 per fully converted share, a 22% growth over the fourth quarter of last year. Comparable EBITDA for the year was $116 million and FFO per share was $1.55. Both have exceeded our previously released guidance.

I'd like to spend a moment dissecting the fourth quarter for you, and let me be direct about some of the measurements we use. With a nine-property, same-store base, a single-quarter result is not indicative of longer-term performance. First, as I said, our quarterly comparable EBITDA was $27.4 million from the fourth quarter. This reflects the same-store RevPAR growth of 7.9% and same-store total RevPAR growth of 9.8%. Were we to include our acquisition properties from the year, RevPAR and total RevPAR growth would've increased to 10.6% and 10.2%, respectively.

This, of course, shows the relative strength of our new acquisition properties, and from our point of view, more fairly represents the performance of our portfolio since this is the portfolio that we will continue to own on a going-forward basis. As I said, we have a small same-store portfolio. So let me give you a couple of examples of discreet events that impacted our same-store statistics.

First of all, the Hyatt Regency Phoenix had a reduction in RevPAR of 6.9% from a loss of 3.9% in occupancy and 3.1% in rate. As Richard just mentioned, Phoenix continues to be impacted by the construction of the Civic Center across the street. Without this one property, RevPAR growth for our same-store portfolio would have been 10.3%, an increase of 240 basis points. We also had a rooms renovation in Mexico City that impacted both rate and occupancy. At the property, we had a 1.7% RevPAR growth. This property alone reduced RevPAR growth by another 50 basis points.

Our EBITDA margin fell by 28 basis points on our same-store portfolio in the quarter. I should mention, at this point, that EBITDA margins change when we purchase a property because of things like real estate taxes, chain charges, and management fees. So we don't look at period-over-period portfolio EBITDA margin increases or decreases as measures that are meaningful and we don't report on them. As Richard mentioned, Four Seasons billed us for a one-time pension fund charge in the fourth quarter. That cost us $660,000 at Punta Mita and Mexico City. By itself, this was a 75 basis point reduction in our EBITDA margins for the fourth quarter.

We also lost 500 basis points in margin on our Loews Santa Monica property. In part, this was due to our unionization. And in part, we had some initial benefits from reduced fees in a management contract amendment, signed in the fourth quarter of 2004. Again, our Four Seasons Mexico City margins were lower by 954 basis points, of which two-thirds of it was from the Four Seasons pension charge and the rest was from a result of the renovation. So in total, we do not believe that there are any continuing cost issues other than the always volatile cost of energy. In fact, we’d say the opposite, in that we believe costs are well controlled at our properties and that 2006 EBITDA margins will improve substantially.

One other note. Our fourth quarter 2005 did not include any contribution from New Orleans. And so if we were to exclude the $4.1 million EBITDA contribution from New Orleans in the fourth quarter of 2004, our comparable growth rate, year over year, would have been 71%. Similarly, our FFO per share growth rate would've increased 65% if New Orleans was excluded from 2004. We also reaffirmed our guidance for 2006 that was released in January of this year.

Our expectations for EBITDA, as we reported, would be in the range of $156.4 million and $165.4 million and FFO per share of between $1.45 and $1.60. Included in our assumptions for 2006 is a total RevPAR growth rate of 7.5% to 9.5% and RevPAR growth of between 9% and 11%. In addition, we expect a healthy increase in EBITDA margins between 250 and 300 basis points, driven primarily by increases in average daily rates, our continued focus on maintaining strict cost controls at our properties, and the absence of forecasting any additional one-time events of nature that Richard spoke about earlier in this call.

Because we had a couple of unique contributors to our results in 2005, I'd like to give you some benchmarks to enable you to evaluate our 2006 performance in comparison to 2005. First, we're treating New Orleans effectively as if it does not exist for our income statement. We're accruing insurance receivables to offset costs at the property and we are capitalizing interest on the secured financing. By way of reference, New Orleans contributed approximately $10 million in EBITDA in 2005 until it was taken out of service, which after interest expense, translates into $0.15 a share. We also recorded $1.8 million in the fourth quarter largely from losses booked at New Orleans. And in 2006, we are anticipating a reduction in our asset management fees from non-owned assets by $3.4 million.

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Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

Finally, we recognized a $1.3 million tax benefit at the Paris Marriott, in the first quarter of 2005. Therefore, on a comparable basis, our starting point for FFO per share would be approximately $1.26 and the implied growth rate to the range of $1.45 to $1.60 would be between 15% and 27%. We also issued guidance for the first quarter of 2006 with EBITDA in the range of $35.1 million to $37.4 million and FFO per share between $0.32 and $0.36. It did not escape us that the first call for the quarter was about $0.46 per share on a year where our total range for annual FFO per share is $1.45 to $1.60, so I should spend a moment to discuss seasonality within our portfolio.

First quarter is a seasonally slow quarter in Chicago and we expect the Fairmont and InterContinental properties to contribute very little to EBITDA. Although this is partially offset by typically strong performance in Punta Mita and Miami, the total company EBITDA is relatively lower so we're forecasting about 23% of our total annual EBITDA for the first quarter. I'm hesitant to give quarterly guidance, however, as a rule of thumb, we expect approximately the same performance in the first and fourth quarters and the remainder to be about equally split in the second and third quarters.

Our balance sheet is healthy today, and provides us with capacity to make additional investments. After the Four Seasons Washington, D.C. closing, which is scheduled today, our debt leverage is approximately 28% and we have $255 million in unused lines of credit. The first $130 million had the borrowing rate of LIBOR plus 85 basis points. Finally, with the sale of our partners' interests and conversion of operating partnership units, our float is nearly doubled since last year.

Now, I'd like to turn the call back to Laurence for some closing remarks.

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

Thanks, Jim. At the onset of this call, I mentioned that 2005 was an exceptional year for us in so many ways. It wasn't an easy year for us. However, obviously, our financial results speak for themselves, as does the improved quality and growth of both our balance sheet and our overall portfolio. However, there are two other achievements which merit specific attention.

The first is the way our team managed through both Hurricane Katrina, which occurred exactly six months ago to this day, and its harsh and difficult aftermath. I believe, strongly that the measured humanitarian, planned, methodical, and disciplined way we managed through the disaster has not only given us the appropriate platform to maximize our recoverables, but demonstrated that we, as owners, understood and reacted to the human needs involved in this tragedy. Such efforts should ultimately result in us being an even more attractive owner to our brands.

The second point relates to capital. In this case, human capital. During the year, we upgraded and enhanced our terrific team of professionals and became increasingly disciplined and focused on the investment of our human capital in our projects. Simply stated, our philosophy is that human capital merits the same returns as financial capital. During 2000, we changed the name under which we trade to Strategic Hotels and Resorts. We did so, not as a gimmick or because of an exogenous event -- we did this because we are a hotel people at our core and believe that by applying human and financial capital to our hotels, we're adding complimentary operating skills to the brand running our hotels, all of which should result in higher revenues and properties.

We believe we're still in the growth stage of this cycle. Increased constructions costs and alternative and higher and better property uses have caused supply growth to be unusually constrained. 1% supply growth in our market segment is unusual and bodes well for the length and sustainability of demand growth during this cycle, which in our marketplace, the high-end segment, we feel based on the supply-and-demand dynamics, still has an extensive period of growth ahead. Clearly, demand is linked to GDP, although the lack of supply will inevitably somewhat mitigate any economic downturns.

As I said at the outset of this call, we're maintaining a rigorous discipline towards our selective acquisitive program, which will, I want to stress, be a great opportunity for us to exploit our human and financial capital and will always be backed by great real estate. Although we have a healthy pipeline of acquisition opportunities, we will not deviate from our research backed and measured approach to pricing. If a property doesn't meet our valuations, we won't chase it for growth’s sake. We do not feel it's appropriate for us to pay someone else for the upside that we will create in a property, or simply to buy based on anticipated reciprocal recovery. It's not prudent and it's not our style.

As you've heard from Richard, we have an ambitious, aggressive, and dynamic schedule of internal projects ahead of us. We have the human capital, the resources, and the skills to execute these. But markets, consumer habits, and trends change. We believe that as they do, so we should change our profits, and we're always vigilant to these changes and will, and are, continually adapting and modifying our projects to meet them.

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Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

Clearly, other external factors can, and will, impact us such as government approvals. Thus, we have to be flexible in our schedule. But we will never stop aggressively reaching out to improve, expand, reposition, and upgrade to take advantage of every opportunity we can find. We demand this of ourselves and expect our stakeholders to demand it of us.

2005 was our first full year as a public company, as I mentioned. It was a good year for all of our stakeholders, and provides us with a tremendous platform from which to build this year and going forward. I hope 2006 is going to be the year we expect, and I want to thank you, as our investors and analysts, for taking the time to follow us and we look forward to building a great future together.

At this time, I'll open the call to questions.

QUESTION AND ANSWER

Operator

OPERATOR INSTRUCTIONS

And we'll go, first, to Jeff Donnelly with Wachovia Securities.

Jeff Donnelly - Wachovia Securities - Analyst

Good morning, guys. Jim, if I could just ask you a quick question to start. You were giving your '06 RevPAR guidance for North America. Am I correct in assuming that metric excludes the Intercon properties and Fairmont and the New Orleans, just as it did in the Q4 '05 results? Or did it change that metric to include all those?

Jim Mead - Strategic Hotel Capital, Inc. - CFO

No, the same-store 2006 would exclude the acquisition properties from 2005.

Jeff Donnelly - Wachovia Securities - Analyst

Okay, so it would exclude all those. Are you able to give us what, I guess, a sort of a similar metric then of what your total RevPAR guidance would be or your same-store RevPAR guidance would be for '06 as if all of those assets except New Orleans were included?

Jim Mead - Strategic Hotel Capital, Inc. - CFO

For the first quarter?

Jeff Donnelly - Wachovia Securities - Analyst

No, for '06, just for the full year '06. I think it'd make it easier.

Jim Mead - Strategic Hotel Capital, Inc. - CFO

I just need to look at something very quickly.

Jeff Donnelly - Wachovia Securities - Analyst

Sure. Actually, if you want, I can ask Laurence a question at the interim.

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Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

Jim Mead - Strategic Hotel Capital, Inc. - CFO

Why don't you go ahead and do that, Jeff?

Jeff Donnelly - Wachovia Securities - Analyst

Okay. Actually, Lawrence, the question I had for you is when you acquired the Half Moon Bay property in I think it was July of '04. You guys had estimated that '05 EBITDA would be about $10.5 million but the supplemental, today, put it around $8.5 million in EBITDA, so about 20% below the original forecast. Just assuming you didn't put as much incremental capital, that's about a mid-6 cap rate. What changes that asset? Did it materialize? Is there anything you can tell us to give us some confidence on underwriting there?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

Yes, Jeff. We underestimated the length of time it would take to get Coastal Commission approvals on some of the changes that we were making, and as such, we -- I would say I feel the same way about the property and its future, just put back a little bit. But you know, with a strong pace ahead of us, we are building on that platform. I think we were just probably over-optimistic with that very first acquisition in terms of our ability to get and produce approvals.

Jeff Donnelly - Wachovia Securities - Analyst

So you think that the potential is still there?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

I am very comfortable with the potential there. We are seeing improvements, obviously, in the Bay Area, in general. We are pleased with the pace, the progress. We're delighted with the success of the projects we put into the hotel, so far, and the ones that are just opening now. So, Jeff, it's great real estate and I'm delighted with the progress. A little, obviously, somewhat disappointed with the length of time it took for permitting, and so my over optimism has been tampered for future projects.

Jim Mead - Strategic Hotel Capital, Inc. - CFO

Jeff, to answer your first question -- we would still be in the same range as next year and that's because the forecast on some of these other properties that were bringing down the numbers are moving up, as well, next year. So I don't think that it would change our RevPAR guidance for 2006.

Jeff Donnelly - Wachovia Securities - Analyst

Okay. And just moving to New Orleans if I could. What's physically happening at that property, right now, and is there any update on how long it might be closed and out of service?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

Let me tell you, briefly, on this one. Obviously, New Orleans has taken a little of our time and attention, last year, and that's why I think our year was exceptional, because we had to cope with that. New Orleans is a closed property. We are completing the internal demolition and the removal of all the areas that could give us future problems for mold, drywall, etc. So all of that is being completed, now, while we're simultaneously working with our team on re-planning what will go back into the property. Parallel with that, we're obviously continuing our discussion with the insurers on the various aspects, which we hope will all come together in a rather synchronized manner. They said this year, but the property is a closed property with a skeleton team in there, now.

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Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

Jeff Donnelly - Wachovia Securities - Analyst

What are the odds that it stays closed well into '07?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

You know, I don't go to Las Vegas very much so I don't either give odds or take odds. If everything went according to schedule, we would open up in the latter part of next year. I have learned one thing about New Orleans, and I'm sure all of you who've been watching the news over the last month is that planning is somewhat of an ephemeral term in that city.

Jeff Donnelly - Wachovia Securities - Analyst

And just one last question then. Are you able to at least narrow the range for us and, I guess two parts, what your expectations are of insurance proceeds, whether it's lost income or damages? And then, regardless of what the amount is, could you just remind us, Jim, about how that's going to flow through your financials when those payments are made? Will they both be EBITDA and FFO?

Jim Mead - Strategic Hotel Capital, Inc. - CFO

Let me start with the second question because it's an easier answer. When we finally get to a settlement, it doesn't necessarily mean that the property's reopened. When we get to a final settlement and determination with the insurance company on the final amount that will be paid, we will have a business interruption component and we will have a capital replacement component. At that point, we will book through EBITDA and FFO. A couple things -- one will be potentially a gain on insurance recoveries, which would be the excess of the amount collected from the insurance company over the book value of the assets that are being replaced.

And the second component would be a business interruption, which would be recorded also through FFO and EBITDA, at the same time. It's possible that, again, I doubt that we'll get anything this year and it'd be more likely in 2007. But it's possible that through a negotiation, we may come to a settlement, either late this year, or as I said, into 2007.

Finally, on the amount, we've been saying that our forecast for the EBITDA contribution from New Orleans for this year was in the neighborhood of $18 million. I won't give you a false sense of confidence in a precise number because I don't think we actually know the precise number that would be recovered in business interruption. I do believe that, collectively between BI and the recovery, the capital improvement cost, we will get a total amount which will be fair for business interruption and for the replacement of the physical assets. In theory, the run rate that we should collect between now and the opening of the hotel and then for the 12 months beyond that would make us whole for the EBITDA lost, again, subject to our deductibles.

Jeff Donnelly - Wachovia Securities - Analyst

Okay, and could you just tell me what the book value is for New Orleans?

Jim Mead - Strategic Hotel Capital, Inc. - CFO

Well, we took a write off of -- I don't have the number but we reported a write off of some of the fixed assets and reported the remainder book value in our prospectus in our 10-K, which we file in a couple days. We'll get back to you with exact number.

Jeff Donnelly - Wachovia Securities - Analyst

Okay. Thanks, guys.

Operator

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Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

And we'll take our next question from Will Marks from JMP Securities.

Will Marks - JMP Securities - Analyst

Good morning, everyone. I have a couple questions. One, I know you ran through all your projects and their costs. Can you just summarize that or give us a total of what you expect to spend, this year?

Jim Mead - Strategic Hotel Capital, Inc. - CFO

Expenditures, this year, would include the Punta Mita property and the Fairmont - a couple of things that Richard talked about. My estimate, again I just want to say that some of these plans change in scope depending on, as you can imagine, our working through displacement types of issues to make sure that we minimize displacement, especially since all the properties are doing so well today and also based on how we read things like the success of the fractional or condo hotel sales at the Fairmont or our Miami test of that same subject. But if I was going to throw out a number for expenditures this year it would relatively modest, in the $40 million to $50 million range.

Will Marks - JMP Securities - Analyst

So that would be the CapEx? Non-maintenance CapEx, right?

Jim Mead - Strategic Hotel Capital, Inc. - CFO

That would be -- say that again? I'm sorry.

Will Marks - JMP Securities - Analyst

I said non-maintenance CapEx, right?

Jim Mead - Strategic Hotel Capital, Inc. - CFO

Yes, non-maintenance CapEx. I would say my guess will be in the $40 million range.

Will Marks - JMP Securities - Analyst

Okay.

Jim Mead - Strategic Hotel Capital, Inc. - CFO

Plus or minus at the end of the year.

Will Marks - JMP Securities - Analyst

Perfect. Okay. One other unrelated question. On just supply, your comments on supply growth and others, can you maybe just take Chicago and address -- what exactly is being built, right now? Any rooms expected to open in '06 and '07?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

There are two projects that are being built which have some minor impact to us. One is a Mandarin Orient, which is a small project being built as part of residential, and soon, a Shangri-La, a small project being part of residential. There are minor projects in secondary locations by my view

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Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

on it. I may get calls from my chains on that one, but they really are not, other than around the edges, desperately competitive with the two hotels we have which are major meeting rooms and scale hotels.

The second part of your question, though, is I'm not sure they'll open before 2008. So I don't see any impact from those in the meantime. Other than that, there is nothing on the horizon here. Supply is at an all-time low as far as this end of the market is concerned and long may it last.

Will Marks - JMP Securities - Analyst

And any projects expected to be taken off condo, this year, for example?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

There have been one or two but they are really, again, peripheral to our marketplace. We're in the big-box market and we haven't seen any of that. I think we're the only one of the big boxes at the Fairmont, considering even an experiment on taking out for condo or fractional.

Will Marks - JMP Securities - Analyst

Great. That's helpful. Thank you.

Operator

And we'll take our next question from Asad Kazim from RREEF.

Asad Kazim - RREEF - Analyst

Hey guys. Just wondering on Jeff's earlier question related to Ritz Carlton Half Moon Bay, maybe if you could just walk me through again. I mean, the margins for the year, about 17%, seem pretty low and I'm just wondering what are the projects you need approval from, from the Coastal Commission? And once they do hit, what's the expected margin at this asset?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

Asad, let me divide it into various pieces, if I may. The first part of it -- the projects that needed were all of the external works to the hotel. In other words, the fire themes. We couldn't believe how long it took us to get consents to build a fire pit in front of every ground-floor bedroom. But now they're opened. They're driving up 50% premium to the room rate but they didn't happen until Q4.

We got rolling approvals for some of the external works and we're just now getting approval -- just now receiving approvals -- for the patio for external fire pit, lit and heated meeting areas. So they should be coming, there. We had a very unusual year, last year, in Half Moon Bay with the first quarter being unfairly impacted, if you will, by weather related. We lost a lot of nights through rain there. So without wanting to be too specific about the individual budgeted number, we expect a reasonably good uplift from those numbers, this year, from those projects we talked about.

The projects that didn't take approval, but we wanted to get them right, were the internal retailing and wine bar and internal food and beverage expansion, which all came in the latter part of the year. And so, we should see the benefit of that, this year. So I would look for a substantial improvement in margins during this coming year.

Asad Kazim - RREEFz - Analyst

Got you. Then, going to the Marriott Lincolnshire again, margins have been pretty weak and obviously, it seems at the juncture, it's not enough. It's not a core asset and if it is going to be a core asset, do you need to spend more for capital and what do you need to do in order to get that to -- ?

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Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

This year, it's looking like it's having a very good year, this year, that property. It is not a core asset. It is not an asset we intend to own for a long time. It seems to us, though, that the seminal event there is when we need to spend capital, which we don't at the moment, would be the tip of decision-making point. That would be the infection point there. We're always on the outlook for opportunities but given the performance that we have and the business we have on the books, this year, it's unlikely and given the fact we don't need to spend capital -- it's unlikely this will be a 2006 disposition candidate.

Asad Kazim - RREEF - Analyst

Got it. And two more questions then. This is on the Marriott Rancho Las Palmas. Again. This asset, again -- obviously, there is a strategic plan there and it keeps bleeding money, whether it's a golf course spend or whatever it may be and it's not generating any revenue. How soon should we expect something to occur here because it's just not performing up to par?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

We've made great progress on the entitlement issues and on working out appropriate arrangements with Marriott. I would expect this to be a transaction of some kind to occur in 2006 but can't predict at this stage what transaction we will do.

Asad Kazim - R REEF - Analyst

Okay. And then, just lastly, Miami. What should we expect this year? Can we see a sequential improvement in margins in '05? Because full-year number doesn't look entirely --

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

The market in Miami is doing well. The market, in general, is performing well. This hotel is being particularly well impacted during the latter half of the year by our programs from revenue management systems to food purchasing to labor management, etc. I anticipate this year to continue to grow and be a very strong contributor and performance to this property. So this is a very good news property, Asad.

Asad Kazim - RREEF - Analyst

Okay. Wonderful. And then, just lastly, the European assets typically, really just kind of seem like noise more than anything else and with such the play that you guys have in the U.S. with so much to do and all the different assets, is it really necessary to continue to have [inaudible] in Europe when there's so much going on, here?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

You know, I will comment. That's a very thoughtful question, first of all, but there is an awful lot going on. You see, if you look at a centrical curve analysis of various cities in the United States and then overlay the European to it, you'll see that the European backs the European cycle so it sort of follows on to the U.S. cycle, in terms, so you can't ignore such a market of 500 million consumers. But as I have made it clear to everybody, often, that our prime focus is on the U.S., maximizing what we can do to take the benefit as quickly as we can to benefit from the years left in this cycle.

And while focusing on Europe in merely an opportunistic basis, it doesn't divert a lot of resources. We finished the Paris project fairly simply. We finished the Hamburg project fairly simply. We'll see some benefits from them but they are relatively small contributors, promising a significant asset to us. This is a great stage in this market. We've gone through the difficult times and the fact that it's now improving. But I don't think you should look for us to divert all of our resources and energy to Europe unless it was a real opportunistic issue.

Asad Kazim - RREEFz - Analyst

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Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

Great. Thank you. I appreciate it.

Operator

OPERATOR INSTRUCTIONS

We'll take our next question from Jay Hatfield from SAC Capital.

Jay Hatfield - SAC Capital - Analyst

Good morning. You've mentioned the 28% current leverage and it sounded to me like you have capacity then if you make another acquisition to do that with all debt, which makes sense given where your stock price is relative to comparables and sort of underlying asset value. Can you give me any sort of sense of what your target leverage ratio is and how much capacity you might have in terms of making all debt-financed acquisitions?

Jim Mead - Strategic Hotel Capital, Inc. - CFO

We have been saying that we would like to be below 40% debt leverage and I think that there are a number of qualitative issues around just simply using a simple leverage figure as a target. But that seems to us to be a pretty good target and frankly, the reason we're below on our leverage figure is that we want to be positioned to take advantage of an opportunity if we see one. As Laurence commented, we think that the window is still open and I think that you're absolutely right that we could come back with an all debt-financed acquisition.

And whether or not we tap the capital markets is again going to be a function of how much opportunity we see. I guess the amount of equity would be more of a function of the opportunity we see for that incremental acquisition. So I agree with you. We're under-leveraged from our internal measurements but I don't think it's quite as simple as just saying that we come back with a fully debt-financed next deal. It just depends on our outlook.

Jay Hatfield - SAC Capital - Analyst

And if it did, it'd sort of be reloading for the next acquisition?

Jim Mead - Strategic Hotel Capital, Inc. - CFO

It would be because we certainly had a considerable amount of confidence that there would be a subsequent acquisition coming.

Jay Hatfield - SAC Capital - Analyst

And if hotel prices continue to rise and your stock price stays static, would you consider buying back shares, given you're under-levered?

Jim Mead - Strategic Hotel Capital, Inc. - CFO

Well there's a couple of things that we look at. One, and you're touching on a longer term strategic issue for the company - one is how big could we be and be the company that we are, where we try to, and we think we achieve, value added on every one of our properties. It does take management time. It takes a staff of people that are, frankly, very hard to put together. And so, it's a limited resource for us. I think at some point there is a size of the company that we get to where we begin to turn assets and reinvest rather than have an objective growth. I don't think we're there, yet.

I think that we have the opportunity in the U.S. cycle to grow and then there may be an opportunity, sort of piggy backing on the U.S. cycle, to do something in Europe. Again, separate issues. Separate staffing issues. At the point where we believe that we're not able to bring value to every

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Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

one of our properties, I think that is a time to re-look at our balance sheet to re-look at our leverage levels and to consider perhaps a different type of strategy, which is what you're referring to. What do you do at the end of the cycle when you're not buying any more assets?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

One comment I would like to make here is that if you recall, we have a multi-pronged approach to growth. One is growth through acquisitions and one is a short- and longer-term growth plan for each of our properties. Jim touched on it, earlier on. For us, we can't be addicted to acquisitions. We have to be selective, we have to remain absolutely rigorous and disciplined, but what we can do is continually have a very strong expansive pipeline of internal projects which we can be flexible with because what we shouldn't do is during a maximum growth period, take out room for displacement, take out rooms for renovation and displace revenues. But we have a great pipeline, so we have two prongs of growth and investment, and that's why Jim commented it's a very complex issue for us but it is touching on the right points that we discuss, internally, all of the time, and it's a thoughtful question because we talk about it all of the time.

Jim Mead - Strategic Hotel Capital, Inc. - CFO

Yes, as Laurence said, human capital is really our scarce resource. Certainly financial capital, something that is governed, but human capital for us, right now, is our scarce resource.

Jay Hatfield - SAC Capital - Analyst

Okay, great. Well, thank you very much.

Operator

And there are no further questions in the queue. I'd like to turn the conference back over. I apologize. There's a follow up from Jeff Donnelly from Wachovia Securities.

Jeff Donnelly - Wachovia Securities - Analyst

Yes, sorry. Just one or two quick questions. Laurence, do you have any tangible data at this point on the interest level in condo sales at the [inaudible]?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

The answer is there are a number of the first phase of the projects have been, and I've got to be careful here, committed to, but because of the stage of the construction, not contracted to but have been verbally committed to, so I think we're looking at a third of the total properties have been reserved should I say.

Jeff Donnelly - Wachovia Securities - Analyst

Okay, and you mentioned a health club construction project there and I think you just referred to memberships that you'd be selling. How many memberships do you look to?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

There are two projects, two discreet projects. One is a spa project and the second is a beach club and there are separate memberships for each of those. I don't have the numbers at the top of my head. It's approximately 2,500 memberships for both.

Jeff Donnelly - Wachovia Securities - Analyst

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FINAL TRANSCRIPT

Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

Okay, okay. I ask just because --

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

Jeff, for you, I'll double the price.

Jeff Donnelly - Wachovia Securities - Analyst

Thanks.

Jim Mead - Strategic Hotel Capital, Inc. - CFO

As you know, it depends on the structure of the memberships but the membership fees may or may not be reported as EBITDA for the company. It just depends how we end up structuring the memberships, themselves.

Jeff Donnelly - Wachovia Securities - Analyst

Okay. I'd expect nothing less from you, Laurence. You mentioned unionization at the lowest property. I know you kind of touched on this but it's sort of a hot topic in the industry now. Can you, Laurence - I know it's a sensitive one, too, but can you just give me your take on what's going with the unions and maybe talk about how those properties sort of fell to the unions?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

Let me divide your question into two. One is how I feel about what's going on now and how we got to this. This was in the days when we were a private company and I'm beginning to forget those days but we had several properties that were under attack by the union. This one and our properties in New York. Essentially, to avoid massive disruption and in some form of trading, we worked out a union contract with the local union on this property, which had certain great productivity areas, etc., etc.

However, what it did do was bring us a one-time cost, which we'd anticipated. You will recall, Jeff, and I know you do, but there was a time when we were at the minimum living wages. It was a very big issue in southern California and we were spending more money -- truthfully, we were spending more money fighting the minimum living wage than we were on this $1 million hit on the union's side. So we made that decision there. It's an economic decision that we live with. Would I make it again? I probably would've made the same thing based on economics.

As far as the rest of the story goes, many of our hotels are on the multi-employer group that are literally taking a very hard stance on the unions. This is going to be an aggressive year for the unions and they're much more sophisticated unions than they used to be. We anticipate some disruption and planned it in our numbers here in Chicago, for example.

On a personal basis, we believe in following the law and it's very clearly prescribed. And all we ask of our brands is that they follow the letter of the law and no more, no less. It's going to be an aggressive year but this will be a year when things will have been sorted out.

Jeff Donnelly - Wachovia Securities - Analyst

And in the case of a loan. You mentioned the payments. Is it truly sort of a one-time payment?

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

It's a one-time increase that we've absorbed. There was costs involved, certain benefits that we knew. We put it off for 18 months before we got it in there so this is a built-up hit. These costs will be recurring but it's not a surprise but we had so much knowledge of this that we could plan for this and anticipated it in our focus early in 2005.

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FINAL TRANSCRIPT

Mar. 01. 2006 / 11:00AM, SLH - Q4 2005 Strategic Hotels and Resorts Earnings Conference Call

Jeff Donnelly - Wachovia Securities - Analyst

Okay. Thanks.

Operator

And with no further questions in the queue, I'd like to turn the conference back over to our presenters for any additional or closing remarks.

Laurence Geller - Strategic Hotel Capital, Inc. - President and CEO

Thank you all for listening and thank you for the questions. They were excellent and very provocative questions. We had a great year, last year. The markets are good. We're very optimistic. We have a really terrific management team. We are a value-added management team and very hands on. And I believe that given where we are in the cycle, great things lie ahead, not just for the industry but particularly for this company because of the way we've positioned ourselves. We have very clear goals and objectives, as you know, and we've described to many of you, individually or collectively, and we're on our way to achieving them. So it was a good year, last year. It's a great platform for the future, and we're going to work our guts out to have a fantastic year, this year, and look forward to talking to you all, collectively and individually, again.

Operator

And that does conclude today's conference. We thank you for your participation, and you may disconnect at this time.

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